M E M O R A N D U M

TO:	Directors and Executive Officers of Kirby Corporation

FROM:	G. Stephen Holcomb

DATE:	November 20, 2007

SUBJECT:	Notice of Blackout Period under the Kirby Corporation 401(k) Plan

To facilitate the transition to a new recordkeeper under the Kirby Corporation 401(k) Plan (the “Plan”), two blackout periods will be imposed under the Plan commencing December 20, 2007 (the “Blackout Periods”).  Under Section 306 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR, during the Blackout Periods, you will generally be prohibited from purchasing, selling or otherwise acquiring or transferring, directly or indirectly, any Kirby common stock (including the exercise of stock options) that you acquired in connection with your service or employment as a director or executive officer.

The first Blackout Period will commence at 3:00 p.m. (CST) on December 20, 2007 and end on or about January 15, 2008.  During that Blackout Period, participants in the Plan will not be able to take hardship withdrawals or transfer (roll over) funds from other qualified plans.  The second Blackout Period will commence at 3:00 p.m. (CST) on December 26, 2007 and end on or about January 15, 2008.  During that Blackout Period, participants in the Plan will not be able to effect any transactions in their Plan accounts, including directing or diversifying investments in their accounts and obtaining loans or distributions from the Plan.

Please note the following:

1.           These restrictions on your transactions in Kirby securities are in addition to applicable blackout periods under Kirby’s insider trading policies.

2.           These restrictions prohibit the exercise of stock options, the sale of shares acquired on the exercise of options, the sale of any shares originally received as restricted stock and the sale of shares to cover withholding taxes on the vesting of restricted stock.

3.           These restrictions apply not only to transactions in which you have a direct interest, but also to any transactions in which you have a pecuniary interest, including, for example, transactions by immediate family members living in your household.

4.           Although you are permitted to engage in transactions involving Kirby equity securities that were not acquired in connection with your service or employment as a director or executive officer, there is a presumption that any equity securities you sell or transfer during the Blackout Periods were acquired in connection with your service or employment as a director or executive officer, unless you can specifically identify the source of the securities and demonstrate that you have used the same specific identification for all purposes related to the transaction, including tax reporting and other disclosure and reporting requirements.

Directors and Executive Officer of Kirby Corporation
November 20, 2007
Page

5.           There are limited exemptions from these restrictions, including gifts and sales under a 10b5-1 plan under certain conditions.

If you engage in a transaction in violation of these restrictions, you may be required to disgorge your profits from the transaction and may be subject to civil and criminal penalties.  Because of the complexity of the applicable rules and the severity of the penalties for violations, please remember to observe Kirby’s preclearance requirement for all transactions in Kirby securities.

If you want any additional information about the Blackout Periods, the restrictions on your transactions in Kirby equity securities or the actual termination date of the Blackout Periods, please contact:

G. Stephen Holcomb
Vice President, Investor Relations
Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas 77007
(713) 435-1135